Exhibit 10.8
Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077
T 281.584.1390

PERSONAL AND CONFIDENTIAL
October 2, 2023

Delivered via email: [***]

Dear Judy:

I am pleased to offer you the important Sysco Leadership role Business Growth Strategic Advisor, effective October 2, 2023, reporting to Neil Russell, Senior Vice President, Corporate Affairs and Chief Administrative Officer. In this part-time role, you will be expected to work a minimum of four (4) days per month with your planned workdays to be scheduled based on assigned projects.

The following is a summary of your compensation package:
•Your annual base salary will be $141,400.
•Your previously issued Long-term incentive (LTI) grants will continue to vest according to the vesting schedule set forth in your agreement provided you remain employed by Sysco through the applicable vesting period. Going forward, your LTI target will be reduced to 0%.
•In the event your employment is terminated prior to October 1, 2024, for any reason other than cause (as determined by Sysco in its sole discretion), you will be eligible for a one-time payment equivalent to the fair market value of any unvested restricted stock units (RSU) as of your date of termination that were issued to you during your employment, and the actual achievement of the performance metrics as of your date of termination for the performance share units (PSU) that were granted in fiscal year 2022. This payment will be made within thirty (30) days following your termination date or as soon as administratively possible.
•Based on your reduced work hours, you will no longer be eligible for Sysco’s standard employee benefits, other than participation in Sysco’s 401k Plan.
•You will be eligible for COBRA and receive company subsidized health care coverage. Provided that you and your eligible dependents, if any, are participating in Sysco’s group health, dental and vision plans as of the effective date in this role and elect on a timely basis for this participation in some or all the offered plans through the federal law commonly known as COBRA, Sysco will subsidize the premium cost for COBRA continuation. You will continue paying the normal monthly contributions towards the premium cost and will be billed directly for this amount. You will continue to be eligible for the company subsidized health care coverage until the earlier of (1) the date you are eligible to enroll in the health, dental and/or vision plans of another employer, (2) your COBRA eligibility ends, or (3) your employment terminates for any reason. These subsidized payments may be subject to applicable withholdings as required by law.

Please be advised that this letter is not intended to create or imply any contract or contractual rights between you and Sysco Corporation. Any employee may terminate his/her employment at any time, with or without reason, and the company retains the same right.

Judy Sansone Page 2

Judy, we are excited about the continued contributions to our success that you will deliver through this important role. If you have any questions, please contact me, Neil Russell, or Ron Phillips.

Sincerely,

/s/ Kevin Hourican
Kevin Hourican
Chief Executive Officer Agreed and Accepted:
/s/ Judy Sanson        October 5, 2023

Judy Sansone    Date

cc: Neil Russell, Senior Vice President, Corporate Affairs and Chief Administrative Officer Ron Phillips, Executive Vice President and Chief Human Resources Officer
Melanie Filas, Vice President, Total Rewards